Exhibit 99.1

Intuitive Machines, a Leading Space Exploration Company, to List on Nasdaq Through Merger with Inflection Point Acquisition Corp.

●	Intuitive Machines is a diversified space exploration, infrastructure, and services company with marquee contracts supporting space exploration and NASA’s $93 billion Artemis program.

●	Intuitive Machines is a leading participant in NASA’s Commercial Lunar Payload Services initiative, having been awarded contracts for three missions to date, more than any other contractor.

●	For its first mission scheduled for no earlier than Q1 2023, an Intuitive Machines lunar lander, launched on a SpaceX Falcon 9 Rocket, is expected to transport government and commercial payloads to the surface of the Moon, marking the United States’ first return to the Moon since NASA’s last Apollo mission in 1972.

●	Intuitive Machines currently has $188 million in contracted backlog and expects to generate approximately $102 million in revenue in 2022.

●	Pro forma implied enterprise value of the combined company is approximately $815 million, representing a 2.8x EV / projected 2023 revenue multiple.

●	Intuitive Machines is expected to have a pro forma equity value of more than $1 billion, assuming there are no redemptions by IPAX's public stockholders.

●	$55 million in committed capital and a $50 million equity facility has been secured in conjunction with the business combination with Inflection Point which Intuitive Machines expects will fund its business plan to profitability over the next 2-3 years.

●	Intuitive Machines’ shareholders will roll 100% of their existing equity holdings into the combined company.

HOUSTON, TX and NEW YORK, NY – September 16, 2022 – Intuitive Machines, LLC (“Intuitive Machines” or the “Company”), a leading space exploration, infrastructure, and services company founded in 2013, and Inflection Point Acquisition Corp. (Nasdaq: IPAX, IPAXU, IPAXW) (“Inflection Point”), a special purpose acquisition company, today announced that they have signed a definitive business combination agreement that will result in Intuitive Machines becoming publicly listed.

Upon the closing of the transaction, the combined company will be named Intuitive Machines Inc., and its securities will be listed on Nasdaq.

“As the United States plans its return to the Moon after a 50-year absence, Intuitive Machines is excited to play a critical role in providing technologies and services to establish long-term lunar infrastructure and commerce,” said Kam Ghaffarian, Ph. D., Co-Founder and Executive Chairman of Intuitive Machines. “What’s different this time is that the U.S. government has astutely chosen to utilize partnerships with the private sector to accomplish its goals more quickly and more cost-effectively,” he said.

“The objective is to create a thriving commercial ecosystem for space for the benefit of civilization,” said Dr. Ghaffarian. “This has created a massive secular growth opportunity for space as an industry. We have already seen companies such as SpaceX seize this moment and achieve fantastic results, and we are all still in the very early days of this new phase of space exploration, with tremendous growth potential ahead.”

Intuitive Machines is developing advanced space technologies including propulsion systems, lunar mobility vehicles, power plants, and human systems. The Company’s technical capabilities support four distinct business units:

(I)	Lunar Access Services, which will utilize the Company’s proprietary lunar lander to fly scientific, commercial and infrastructure equipment and systems to the lunar surface for both government and commercial clients.

(II)	Lunar Data Services, which will leverage its six strategically positioned ground stations across Earth and a planned lunar constellation to facilitate the provision of secure lunar communications, navigation and imagery.

(III)	Orbital Services, which will operate missions and develop technologies enabling space logistics including satellite rideshare, repositioning, refueling and orbital debris removal.

(IV)	Space Products and Infrastructure, which will develop and provide propulsion systems, navigation systems, specialty engineering services, lunar mobility, power infrastructure (Fission Surface Power) and human systems.

The U.S. government is heavily committed to space – the NASA budget for 2022 is $24 billion and the U.S. Space Force saw a 26% year over year increase in its projected 2023 budget to $24.5 billion. The accessible Total Addressable Market (TAM) for Intuitive Machines is approximately $120 billion over the next decade, with approximately $105 billion in lunar services (2021-2030), according to the 2022 Moon Markets Analysis by Northern Sky Research (NSR), and approximately $14 billion in earth orbital services (2022-2031), according to NSR’s IoSM reports in 2021 and 2022.

“We are in a leading position in the development of lunar space, to be for the Moon what steamships, toll roads and rail companies were to Earth economies,” said Steve Altemus, Co-Founder, President, and Chief Executive Officer of Intuitive Machines. “Each successive mission will allow us to extend our advantage as we deliver satellites to lunar orbit, deliver systems to the lunar surface and collect critical scientific and engineering data. We expect this will create an incredibly strong competitive position for the Company in just a few years and be a foundation of U.S. space exploration, a national asset.”

The Company forecasts annual revenue of $102 million for 2022 rising to $291 million for 2023, underpinned by a material contract backlog of $188 million as of June 2022, the majority of which is with the federal government.

“We are building on a nearly 10-year operating history, a solid foundation of contracted business, a highly capital efficient model and fiscal discipline, hallmarks we intend to continue,” said Erik Sallee, CFO of Intuitive Machines. “We believe we are positioning ourselves to continue to aggressively grow our already significant book of contracted business by going where the customers are today to deploy our high reliability space systems and expand our product offerings to the commercial market. As we increase our commercial business mix over time and provide more services based offerings, we see a clear path to industry leading margins within a three year time horizon. ”

The combined company has secured $55 million of committed capital from entities affiliated with Inflection Point’s sponsor and from a founder of Intuitive Machines, in addition to a $50 million equity facility provided by CF Principal Investments LLC, an affiliate of Cantor Fitzgerald & Co., which the Company expects will fund the business plan to profitability over the next 2-3 years.

“We are proud to be partnering with Intuitive Machines at a pivotal point in the Company’s history,” said Michael Blitzer, Co-CEO of Inflection Point. “This transaction will provide the capital to execute on the rapidly growing demand for the Company’s proprietary technologies and services with key government and commercial customers.”

“The history of commercial technological innovation is that great companies dominate their markets and then extend into and lead new ones,” said Guy Shanon, Co-CEO of Inflection Point. “This is what Intuitive Machines is doing,” he explained. “The Company already has a sizable opportunity just from government contracting activity. We believe the upside from what is to come as the Moon becomes more traveled and better understood as a strategic defense asset and a basecamp for exploring the rest of the solar system is a generational opportunity.”

Transaction Overview

Pursuant to the transaction, Inflection Point, which currently holds approximately $330 million of cash in trust, including $29 million of committed capital from an affiliate of its sponsor, will combine with Intuitive Machines. The pro forma implied enterprise value of the combined company is approximately $815 million. Intuitive Machines’ existing equity security holders are expected to hold approximately 62% of the issued and outstanding shares of common stock of the combined company immediately following the consummation of the transaction, assuming no redemptions by Inflection Point’s existing shareholders.

The board of directors of Inflection Point and the board of managers of Intuitive Machines have both unanimously approved the proposed transaction. Completion of the proposed transaction is subject to customary closing conditions, including the approval of the shareholders of Inflection Point and the members of Intuitive Machines and the receipt of certain governmental and regulatory approvals, and is expected to be completed in the first quarter of 2023.

For a summary of the material terms of the transaction, as well as a copy of the business combination agreement and supplemental investor presentation, please see the Current Report on Form 8-K to be filed by Inflection Point with the SEC available at www.sec.gov and on Intuitive Machines’ website at www.intuitivemachines.com/investors. Additional information about the proposed transaction will be described in the registration statement relating to the transaction, which Inflection Point will file with the SEC.

Advisors

J.P. Morgan Securities LLC is serving as the exclusive financial advisor to Intuitive Machines. Cantor Fitzgerald & Co. is serving as exclusive financial advisor and capital markets advisor to Inflection Point. Cantor Fitzgerald & Co. is also serving as exclusive placement agent for the PIPE financing.

Latham & Watkins LLP is serving as legal advisor to Intuitive Machines, and White & Case LLP is serving as legal advisor to Inflection Point. DLA Piper LLP (US) is serving as legal counsel to Cantor Fitzgerald & Co.

Investor Conference Call

Intuitive Machines and Inflection Point Acquisition Corp. will host a joint investor conference call to discuss the business and the proposed transaction today, September 16, 2022 at 8:30 AM ET.

To listen to the conference call via telephone dial (877) 451-6152 (U.S.) or (201) 389-0879 (international callers/U.S. toll) and enter the conference ID number 13732928. To listen to the webcast, please click here. A telephone replay will be available until Friday, September 30, 2022 at (844) 512-2921 using the conference ID number 13732928.

For Investor Relations, including a copy of the presentation as filed with the SEC, please visit the Intuitive Machines website at www.intuitivemachines.com/investors or the SEC’s website at www.sec.gov.

About Intuitive Machines

We are a diversified space company focused on space exploration. We supply space products and services to support sustained robotic and human exploration to the Moon, Mars, and beyond. Our products and services are offered through our four business units: Lunar Access Services, Orbital Services, Lunar Data Services, and Space Products and Infrastructure. For more information, please visit intuitivemachines.com

About Inflection Point Acquisition Corp.

Inflection Point Acquisition Corp. (Nasdaq: IPAX, IPAXU, IPAXW) is a blank check company formed for the purpose of identifying and partnering with North American and European businesses in the consumer and technology sectors. Inflection Point’s financial sponsor is an affiliate of Kingstown Capital Management, LP, an investment firm with AUM from some of the world’s largest endowments and foundations and more than 15 years of operating history. For more information, please visit: inflectionpointacquisition.com.

Additional Information and Where to Find It

This press release relates to a proposed transaction between Intuitive Machines and Inflection Point (the “Business Combination”). This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Business Combination, Inflection Point will file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary proxy statement/prospectus to be distributed to holders of Inflection Point’s ordinary shares in connection with Inflection Point’s solicitation of proxies for the vote by Inflection Point’s shareholders with respect to the Business Combination and other matters as described in the Registration Statement, as well as a prospectus relating to the offer of securities to be issued to Intuitive Machines equity holders in connection with the Business Combination. After the Registration Statement has been filed and declared effective, Inflection Point will mail a copy of the definitive proxy statement/prospectus, when available, to its shareholders. The Registration Statement will include information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Inflection Point’s shareholders in connection with the Business Combination. Inflection Point will also file other documents regarding the Business Combination with the SEC. Before making any voting decision, investors and security holders of Inflection Point and Intuitive Machines are urged to read the Registration Statement, the proxy statement/prospectus contained therein, and all other relevant documents filed or that will be filed with the SEC in connection with the Business Combination as they become available because they will contain important information about the Business Combination.

Investors and security holders will be able to obtain free copies of the Registration Statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Inflection Point through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Inflection Point may be obtained free of charge from Inflection Point’s website at www.inflectionpointacquisition.com or by written request to Inflection Point at Inflection Point Acquisition Corp., 34 East 51st Street, 5th Floor, New York, NY 10022.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Business Combination, including statements regarding the benefits of the Business Combination, the anticipated timing of the Business Combination, the services offered by Intuitive Machines and the markets in which it operates, and Intuitive Machines’ projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Inflection Point’s securities, (ii) the risk that the Business Combination may not be completed by Inflection Point’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Inflection Point, (iii) the failure to satisfy the conditions to the consummation of the Business Combination, including the receipt of the requisite approvals of Inflection Point’s shareholders and Intuitive Machines’ equity holders, respectively, and the receipt of certain governmental and regulatory approvals, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (v) the effect of the announcement or pendency of the Business Combination on Intuitive Machines’ business relationships, performance, and business generally, (vi) risks that the Business Combination disrupts current plans of Intuitive Machines and potential difficulties in Intuitive Machines employee retention as a result of the Business Combination, (vii) the outcome of any legal proceedings that may be instituted against Intuitive Machines or against Inflection Point related to the agreement and plan of merger or the Business Combination, (viii) the ability to maintain the listing of Inflection Point’s securities on Nasdaq, (ix) the price of Inflection Point’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Intuitive Machines plans to operate, variations in performance across competitors, changes in laws and regulations affecting Intuitive Machines’ business and changes in the combined capital structure, (x) the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination and identify and realize additional opportunities, (xi) the impact of the global COVID-19 pandemic, (xii) the market for commercial human spaceflight has not been established with precision, it is still emerging and may not achieve the growth potential Intuitive Machines expects or may grow more slowly than expected, (xiii) space is a harsh and unpredictable environment where Intuitive Machines’ products and service offerings are exposed to a wide and unique range of environmental risks, which could adversely affect Intuitive Machines’ launch vehicle and spacecraft performance, (xiv) Intuitive Machines’ business with various governmental entities is subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto, (xv) Intuitive Machines’ limited operating history makes it difficult to evaluate its future prospects and the risks and challenges they may encounter and (xvi) other risks and uncertainties described in Inflection Point’s registration statement on Form S-1 (File No. 333-253963), which was originally filed with the SEC on September 21, 2021 (the “Form S-1”), in its Annual Report on Form 10-K for the year ended 2021 and its subsequent Quarterly Reports on Form 10-Q, the Registration Statement, the proxy statement/prospectus contained therein, and any other documents filed by Inflection Point from time to time with the SEC. The foregoing list of factors is not exhaustive. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by investors as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Form S-1, the Annual Report on Form 10-K for the year ended 2021, the Quarterly Reports on Form 10-Q, the Registration Statement, the proxy statement/prospectus contained therein, and the other documents filed by Inflection Point from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Intuitive Machines and Inflection Point assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities and other applicable laws. Neither Intuitive Machines nor Inflection Point gives any assurance that either Intuitive Machines or Inflection Point, respectively, will achieve its expectations.

Participants in the Solicitation

Inflection Point and Intuitive Machines and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Inflection Point’s shareholders in connection with the Business Combination. Information about Inflection Point’s directors and executive officers and their ownership of Inflection Point’s securities is set forth in Inflection Point’s filings with the SEC. To the extent that holdings of Inflection Point’s securities have changed since the amounts printed in Inflection Point’s Annual Report on Form 10-K for the year ended 2021, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the Business Combination may be obtained by reading the proxy statement/prospectus regarding the Business Combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Contacts

For investor inquiries please contact:

investors@intuitivemachines.com

For media inquiries please contact:

press@intuitivemachines.com